Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2019, relating to the consolidated financial statements of Lands’ End, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Lands’ End, Inc. for the fiscal year ended February 1, 2019.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 13, 2019